Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2025, with respect to the consolidated financial statements included in the Annual Report of Creative Realities, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Creative Realities, Inc. on Form S-3 (File No. 333-282703, File No. 333-272202, File No. 333-265699, File No. 333-262516, File No. 333-255001 and File No. 333-239108), and on Form S-8 (File No. 333-257288 and File No. 333-285644).

/s/ Grant Thornton LLP

Cincinnati, Ohio

March 14, 2025